UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (AMENDMENT NO. 5)*

                   Under the Securities Exchange Act of 1934

AMBANC HOLDING CO., INC
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   02316110-2
                                 (CUSIP Number)

                                Seymour Holtzman
                             c/o Jewelcor Companies
                           100 N. Wilkes-Barre Blvd.
                        Wilkes-Barre, Pennsylvania 18702
                                 (570) 822-6277
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 January 11, 2002
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) or (4), check the following box.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                                  SCHEDULE 13D

CUSIP No.  02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Seymour Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

        SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

               7     SOLE VOTING POWER
                           -0-
NUMBER OF      8     SHARED VOTING POWER
SHARES                     4,886
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                       -0-
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                           4,886

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,886  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .1%

14   TYPE OF REPORTING PERSON*

        IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Evelyn Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          - 0 -
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      - 0 -
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 -  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14   TYPE OF REPORTING PERSON*

     IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Allison Holtzman Garcia

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          1,535
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      1,535
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,535  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .03%

14   TYPE OF REPORTING PERSON*

     IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Allison Holtzman Garcia

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          1,374
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      1,374
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,374  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .03%

14   TYPE OF REPORTING PERSON*

     OO

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
         "INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7" "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."


                                 SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Trust f/b/o Steven Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          160
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      160
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        160

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .003%

14   TYPE OF REPORTING PERSON*

     OO

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
         "INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7" "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."


                                 SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Olivia Garcia

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          160
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      160
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        160

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .003%

14   TYPE OF REPORTING PERSON*

     OO

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
         "INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7" "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."


                                 SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Chelsea Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          535
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      535
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        535

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

14   TYPE OF REPORTING PERSON*

     OO

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
         "INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7" "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."



                     SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jewelcor Management, Inc.
     Federal Identification No.  23-2331228

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     See Item 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Nevada

               7     SOLE VOTING POWER
                       138,440
NUMBER OF      8     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                   138,440
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                         - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     138,440

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3%

14   TYPE OF REPORTING PERSON*

     CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
"INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7"
     "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."


                                  SCHEDULE 13D

CUSIP No. 02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     S.H. Holdings, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     See Item 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Delaware

               7     SOLE VOTING POWER
                         - 0 -
NUMBER OF      8     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                     - 0 -
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                         - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
         "INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7" "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."



                                 SCHEDULE 13D

CUSIP No.  02316110-2

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jewelcor Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     See Item 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Pennsylvania

               7     SOLE VOTING POWER
                         - 0 -
NUMBER OF      8     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                     - 0 -
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                         - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
         "INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7" "(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION."



                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Chelsea Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          15,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      15,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .1%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




Item 1. Security and Issuer.

     This amendment to the previously filed Statement on Schedule 13D ("Schedule 13D") relates to the common stock (the "Common Stock") of Ambanc Holding Co., Inc. (the "Company"). Ambanc's principal executive offices are located at 11 Division Street, Amsterdam, NY 12010.


Item 2. Identity and Background.

     NO AMENDMENT

Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 is hereby supplementally amended as follows:

	On January 11, 2002 Jewelcor Management, Inc. ("JMI") sold 132,800 shares of Common Stock at a price per share of $21.45. On January 14, 2002 JMI sold 37,000 shares of Common Stock at a price per share of $21.45. On January 15, 2002
JMI sold 100 shares of Common Stock at a price per share of $21.45. On January 16, 2002 JMI sold 100 shares of Common Stock at a price per share of $21.45. During calendar year 2001, Seymour Holtzman received 1,094 shares at an average price of $19.71 as fees in lieu of cash compensation as a member of the Company's Board of Directors.


 Item 4. Purpose of Transaction

   NO AMENDMENT

Item 5. Interest in Securities of the Issuer.

        Item 5 is hereby supplementally amended as follows:

        As of January 22, 2002, JMI beneficially owns an aggregate of 138,440 shares of Common Stock. Based upon the Company's Form 10-Q filed on November 14, 2001 which indicates that there are 4,496,178 shares of Common Stock outstanding, JMI beneficially owns approximately 3.08% of said outstanding shares.

        As of January 22, 2002, the Reporting Persons own an aggregate of 147,090 shares of Common Stock which, based on there being 4,496,178 shares of Common Stock outstanding, represents approximately 3.27% of said outstanding shares.

	  The responses of the Reporting Person to Items (7) through (11) of the cover pages to this Schedule 13D relating to the beneficial ownership of shares of Common Stock of the Issuer are incorporated herein by reference.

        Information with respect to each of the Reporting Persons is given solely by such Reporting Person and no Reporting Person shall have responsibility for the accuracy or completeness of information supplied by another Reporting Person.

        The Reporting Persons are filing this Schedule 13D because such Reporting Persons may be deemed to be members of a group for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). Each Reporting Person disclaims beneficial ownership of any Common Stock beneficially owned by any other Reporting Person, except that Mr. Holtzman acknowledges beneficial ownership of the Common Stock owned by JMI.


Item 6. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

	Item 6 is hereby supplementally amended as follows:

                         No Amendment

Item 7. Material to be Filed as Exhibits.

	Item 7 is hereby supplementally amended as follows:

                         No Amendment


                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:   January 2, 2002


                            /s/ Seymour Holtzman
                                Seymour Holtzman

                            /s/ Evelyn Holtzman
                                Evelyn Holtzman

                           /s/ Allison Holtzman Garcia
                               Allison Holtzman Garcia

                           JEWELCOR MANAGEMENT, INC.

                           By: /s/ Seymour Holtzman
                           Name:   Seymour Holtzman
                           Title:  President

                           JEWELCOR INC.

                           By: /s/ Seymour Holtzman
                           Name: Seymour Holtzman
                           Title: President

                           S.H. HOLDINGS, INC.

                           By: /s/ Seymour Holtzman
                           Name: Seymour Holtzman
                           Title: President

                           Custodial Account F/B/O Chelsea Holtzman
                           /s/ Evelyn Holtzman
                           Evelyn Holtzman, Custodian

                           Trust F/B/O Steven Holtzman
                           /s/ Ted L. Krohn
                           Ted L. Krohn, Trustee

                           Custodial Account F/B/O Olivia Garcia
                           /s/ Seymour Holtzman
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Allison Holtzman
                           Garcia
                           /s/ Evelyn Holtzman
                           Evelyn Holtzman, Custodian